INVESTMENT ADVISORY AGREEMENT

     Agreement, made as of this 1st day of June, 1994, between VANGUARD WORLD FUNDS, a Delaware business trust (the "Trust"), and SCHRODER CAPITAL MANAGEMENT INTERNATIONAL, INC., a New York corporation ("Schroder Capital").

     WHEREAS, the Trust is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the" 1940 Act"), and

     WHEREAS,   the  Trust   offers  a  series  of  shares   known  as  Vanguard
International Growth Fund (the "Fund") and;

     WHEREAS, the Trust desires to obtain Schroder Capital to render investment advisory services to the Fund of the Trust and Schroder Capital is willing to render such services;

     NOW, THEREFORE, this Agreement

                                   WITNESSETH:

that in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

     1. APPOINTMENT OF SCHRODER CAPITAL. The Trust hereby appoints Schroder Capital to act as investment adviser to the Fund's International Growth Fund for the period and on the terms set forth in this Agreement. Schroder Capital accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

     2. DUTIES OF SCHRODER CAPITAL. The Trust employs Schroder Capital, through its Schroder Capital Management International, London, England, branch, to manage the investment and reinvestment of the assets of the International Growth Fund, continuously to review, supervise and administer the investment program of the International Growth Fund to determine in its discretion the securities to be purchased or sold and the portion of the International Growth Fund to be held uninvested, to provide as requested by the Trust, records concerning Schroder Capital's activities which the Trust is required to maintain, and to render regular reports to the Trust's officers and Board of Trustees concerning Schroder Capital's discharge of the foregoing responsibilities. Schroder Capital shall discharge the foregoing responsibilities subject to the control of the officers and the Board of Trustees of the Trust and in compliance with the objectives, policies and limitations set forth in the Fund's prospectus provided to Schroder Capital by the Trust from time to time, and applicable laws and regulations. Schroder Capital accepts such employment and agrees to render the services and to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.

     3. SECURITIES TRANSACTIONS. Schroder Capital is authorized to select the brokers or dealers that will execute the purchases and sales of securities for the International Growth Fund and

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is directed to use its best efforts to obtain the best available  price and most
favorable   execution,   except  as  prescribed  herein.   Subject  to  policies
established by the Board of Trustees of the Fund, Schroder Capital may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if Schroder Capital determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or Schroder Capital' s overall responsibilities with respect to the Fund. The execution of such transactions shall not be deemed to represent an unlawful act or breach of duty
created  by  this  Agreement  or  otherwise.   Schroder  Capital  will  promptly
communicate to the officers and Trustees of the Fund such information relating to portfolio transactions as they may reasonably request.

     4. COMPENSATION OF SCHRODER CAPITAL. For the services to be rendered by Schroder Capital as provided in Section 2 of this Agreement, the Fund shall pay to Schroder Capital at the end of each of the Fund's fiscal quarters, a Basic Fee calculated by applying an annual percentage rate of 0.125% to the average month-end net assets of the International Portfolio for the quarter.

     (A) INCENTIVE/PENALTY FEE. The Basic Fee, as set forth above (0.125% annually), shall be increased or decreased by an amount equal to .0500% per annum (0.0125% per quarter) of the average month-end net assets of the International Growth Fund if the investment performance of the Portfolio for the thirty-six months preceding the end of the quarter is twelve percentage points or more above or below, respectively, the investment record of the EAFE Index for the same period; or by an amount equal to 0.025% per annum (0.00625% per quarter) if the investment performance of the International Growth Fund for such thirty-six months is six or more, but less than twelve percentage points above or below, respectively, the investment record of the EAFE Index for the same period.

     (B) TRANSITION PERIODS. Until the quarter ending June 30, 1997, the incentive/penalty fee adjustment for assets of the International Growth Fund will be calculated according to the following transition rules:

          (1). JUNE 1, 1994 THROUGH MARCH 31, 1995. For the quarters ending on or prior to March 31, 1995, the incentive/penalty fee adjustment will not be operable. The advisory fee payable by the Fund will be the Basic Fee, calculated as described above.

          (2). APRIL1, 1995 THROUGH JUNE 30, 1997. Beginning with the quarter ending June 30, 1995, the incentive/penalty fee adjustment will be computed based upon a comparison of the investment performance of the Portfolio and that of the EAFE Index over the number of months that have elapsed between July 1, 1994 and the end of the quarter for which the advisory fee is computed. The number of percentage points by which the investment performance of the Portfolio must exceed or fall below the investment record of the EAFE Index shall increase

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          proportionately  from  four  arid two,  respectively,  for the  twelve months ending June 30, 1995, to twelve and six, respectively, for the thirty-six months ending June 30, 1997.

     (C) GENERAL. For the purpose of determining the incentive/penalty fee adjustment for investment performance, as described above, the net assets of the International Growth Fund will be averaged over the same period as the investment performance of the International Portfolio and the investment record of the EAFE Index are computed.

     The investment performance of the International Growth Fund for such period, expressed as a percentage of the net asset value per share of the International Growth Fund at the beginning of such period, shall be the sum of:
(i) the change in the net asset value per share of the International Growth Fund during such period; (ii) the value of the cash distributions per share of the International Growth Fund accumulated to the end of such period; and (iii) the value of capital gains taxes per share paid or payable by the International Growth Fund on undistributed realized long-term capital gains accumulated to the end of such period. For this purpose, the value of distributions per share of realized capital gains, of dividends per share paid from investment income and of capital gains taxes per share paid or payable or undistributed realized long-term capital gains shall be treated as reinvested in shares of the International Growth Fund at the net asset value per share in effect at the close of business on the record date for the payment of such distributions and dividends and the date on which provision is made for such taxes, after giving effect to such distributions, dividends and taxes.

     The investment record of the EAFE Index for any period, expressed as a percentage of the EAFE Index level at the beginning of such period, shall be the sum of (i) the change in the level of the EAFE Index during such period and (ii) the value, computed consistently with the EAFE Index, of cash distributions made by companies whose securities comprise the EAFE Index accumulated to the end of such period. For this purpose cash distributions on the securities which comprise the EAFE Index shall be treated as reinvested in the EAFE Index at least as frequently as the end of each calendar quarter following the payment of the dividend. The foregoing notwithstanding, any computation of the investment performance of the International Portfolio and the investment record of the EAFE Index shall be in accordance with any then applicable rules of the Securities and Exchange Commission.

     In the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current fiscal quarter as a percentage of the total number of days in such quarter.

     5. REPORTS. The Trust and Schroder Capital agree to furnish to each other prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

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     6.  STATUS OF SCHRODER  CAPITAL.  The  services of Schroder  Capital to the
Trust are not to be deemed exclusive, and Schroder Capital shall be free to render similar services to others so long as its services to the Fund are not impaired thereby. Schroder Capital shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Trust.

     7. LIABILITY OF SCHRODER CAPITAL. No provision of this Agreement shall be deemed to protect Schroder Capital against any liability to the Trust or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement. The presence of exculpatory language in this Agreement shall not be deemed by the Trust, Schroder Capital or any other party appointed pursuant to this Agreement, including without limitation any custodian, as in any way limiting causes of action and remedies which may, notwithstanding such language, be available to the Trust either under common law or statutory law principles applicable to fiduciary relationships or under the federal securities laws.

     8. DURATION AND TERMINATION. This Agreement shall become effective on June 1, 1994, and shall continue in effect until March 31, 1996, and thereafter, only so long as such continuance is approved at least annually by votes of the Trust's Board of Trustees, including the votes of a majority of the Trustees who are not parties to such Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting such approval. In addition, the question of continuance of the Agreement may be presented to the shareholders of the International Growth Fund in such event, such continuance shall be effected only if approved by the affirmative vote of a majority of the outstanding voting securities of the International Growth Fund.

     Provided, however, that (1) this Agreement may at any time be terminated without payment of any penalty either by vote of the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the International Portfolio, on sixty days' written notice to Schroder Capital, (2) this Agreement shall automatically terminate in the event of its assignment, and
(3) this Agreement may be terminated by Schroder Capital on ninety days' written notice to the Fund. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.

     As used in this Section 8, the terms "assignment," "interested person," a "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the Investment Company Act of 1940.

     9. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statue, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

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     10.  REGULATORY  MATTERS.  In addition to being registered as an investment adviser under the U.S. Investment Advisers Act of 1940 (the "Advisers Act") Schroder Capital is registered with the United Kingdom Investment Management Regulatory Organization ("IMRO"). Schroder Capital confirms that the Fund is a Business Customer as defined by IMRO. The Fund confirms that it has taken independent legal advice on this Agreement.

     In accordance with Rule 204-3 under the Advisers Act, the Adviser has, not less than 48 hours prior to entering into this Agreement, delivered to, and the Fund hereby acknowledges receipt of, a copy of Part II of Form ADV of Schroder Capital.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of this 28th day of April, 1994.

(SEAL)

ATTEST:                                     VANGUARD WORLD FUNDS

/S/ Raymond J. Klapinsky                    By /S/ John C. Bogle
Secretary                                   Chairman and Chief Executive Officer

ATTEST:                                     SCHRODER CAPITAL MANAGEMENT
                                            INTERNATIONAL INC.

/S/ Margaret Douglas-Hamilton               By /S/ David Salisbury
Secretary                                   Chief Executive

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